EXHIBIT 99.1

THURSDAY JULY 5, 13:43 EASTERN TIME

PRESS RELEASE

                   BIOPOOL INTERNATIONAL BECOMES XTRANA, INC.

DENVER, Colorado (July 5, 2001) - Xtrana, Inc. (OTCBB:BIPL) today announced that the Company has changed its name from Biopool International, Inc., to Xtrana, Inc. The name change was approved by the Company's stockholders at its Annual Meeting held June 21, 2001. An Amended and Restated Certificate of Incorporation of Biopool International, Inc., changing the corporate name to Xtrana, Inc., was filed pursuant to the General Corporation Law of the State of Delaware June 22, 2001.
     Effective July 6, 2001, the Company's Common Stock, which currently trades on the OTC Bulletin Board(R) under the symbol BIPL, will trade under the new trading symbol XTRN.
     Timothy J. Dahltorp, the Company's chief executive officer, commented, "Using the corporate name Xtrana is more conducive to our current business strategies and mission, and has been contemplated since the merger itself. Operating under both the Biopool International and Xtrana brand names over the past year has created some level of confusion in the marketplace as to the Company's identity. Changing our name to Xtrana, Inc., clearly communicates our commitment to the development and commercialization of nucleic acid based diagnostics. We will, however, leverage off of the well-established Biopool brand name by continuing to sell our clinical diagnostic products under this trade name."
     Xtrana, Inc., develops, manufactures, and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function, and the vascular system. Effective with the Company's merger in August 2000, the Company also develops nucleic acid-based tests for use in drug discovery, detection of environmental and food contaminants, forensics, and identity testing, human and animal diseases, genetic predisposition to disease, and other applications. To learn more about Xtrana, visit the Company's new website at www.xtrana.com.

NOTE: This press release contains forward-looking statements, which are based upon current expectations that involve a number of risks and uncertainties including, but not limited to, technological innovations of competitors, changes in health care regulations, litigation claims, foreign currency fluctuation, product acceptance or changes in government regulation of the Company's products, as well as other factors discussed in the Company's last Report on Form 10-KSB under "Risk Factors."


Contact:
     Biopool International Inc./Xtrana
     Timothy Dahltorp, 303/474-2133
     Carol Hill, 805/654-0643

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